Aflac Incorporated Form 8-K	Exhibit 4.2

AFLAC INCORPORATED,

AS ISSUER

AND

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A.,

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 26, 2012

$450,000,000

5.50% Subordinated Debentures due 2052

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is made as of the 26th day of September, 2012, by and between AFLAC INCORPORATED, a Georgia corporation, as issuer (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”):

WHEREAS, the Company has heretofore entered into a Subordinated Indenture, dated as of September 26, 2012 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by reference, and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, a new series of subordinated debentures may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture a new series of subordinated debentures;

WHEREAS, additional subordinated debentures of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified, and all subordinated debentures issued by the Company of any one series need not be issued at the same time and, unless otherwise so provided, may be reopened for issuances of additional subordinated debentures of such series; and

WHEREAS, all things necessary to authorize the execution and delivery of this First Supplemental Indenture and make it a valid and binding agreement of the Company, in accordance with its terms, have been done.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

5.50% SUBORDINATED DEBENTURES DUE 2052

Section 1.01 Establishment. There is hereby established a new series of subordinated debentures to be issued under the Indenture, to be designated as the Company’s 5.50% Subordinated Debentures due 2052 (the “Subordinated Debentures”).

There are to be authenticated and delivered Subordinated Debentures, initially limited in aggregate principal amount to $450,000,000 (or up to $517,500,000 if the underwriters exercise their option to purchase additional Subordinated Debentures pursuant to the Underwriting Agreement (as defined in Section 1.02 herein)) and no further Subordinated Debentures shall be authenticated and delivered except as provided by Section 2.8, 2.9, 2.11, 8.5 or 12.3 of the Original Indenture and the terms of this First Supplemental Indenture; provided, however, that the Company may re-open this series of Subordinated Debentures and the aggregate principal amount of the Subordinated Debentures may be increased in the future, without the consent of the holders of the Subordinated Debentures, with the same ranking, interest rate, maturity date and other terms and with the same CUSIP and ISIN numbers as the Subordinated Debentures other than with respect to: (i) the date of issuance, (ii) the issue price and (iii) the date from which interest shall accrue and the amount of interest payable on the first Interest Payment Date following the issuance of any such additional Subordinated Debentures (which terms shall be set forth in a Board Resolution or supplemental indenture accompanying the Order pursuant to which any such additional Subordinated Debentures are authenticated). Any such additional Subordinated Debentures and the Subordinated Debentures established pursuant hereto shall be considered collectively as a single class for all purposes of the Indenture. The Subordinated Debentures shall be issued in fully registered form.

The Subordinated Debentures shall be issued in the form of one or more Global Securities (as defined below) in substantially the form set out in Exhibit A hereto.

The form of the Trustee’s Certificate of Authentication for the Subordinated Debentures shall be substantially in the form set forth in Exhibit B hereto.

Each Subordinated Debentures shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Section 1.02 Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Global Security” means, with respect to any series of securities, a security authenticated and delivered under the Original Indenture executed by the Company and delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction, all in accordance with the Original Indenture, which shall be registered in the name of the Depositary or its nominee.

“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2012.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on March 1, June 1, September 1 or December 1 immediately preceding such Interest Payment Date.

“Stated Maturity” means September 15, 2052.

“Underwriting Agreement” means that certain Underwriting Agreement, dated September 19, 2012, between the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., as representatives of the underwriters named in Schedule I thereto.

Section 1.03 Payment of Principal and Interest. The principal of the Subordinated Debentures shall be due at Stated Maturity. The unpaid and outstanding principal amount of the Subordinated Debentures, and any overdue installment of interest thereon to the extent permitted by law, shall bear interest at the rate of 5.50% per year until paid or made available for payment, such interest to accrue from the most recent Interest Payment Date on which interest has been paid or duly provided for or, if no interest has been paid, from September 26, 2012. Subject to Section 1.04 below, Interest shall be paid quarterly in arrears on each Interest Payment Date, commencing on December 15, 2012, to the Person in whose name the Subordinated Debentures are registered on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity or on a date of redemption as provided herein, will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 2.7 of the Original Indenture.

Payments of interest on the Subordinated Debentures will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Subordinated Debentures shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal, premium, if any, and interest due at the Stated Maturity of, or on a date of redemption for, the Subordinated Debentures shall be made upon surrender of the Subordinated Debentures at the Corporate Trust Office of the Trustee. The principal of and interest on the Subordinated Debentures shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

Section 1.04 Option to Defer Interest Payments. So long as no Event of Default with respect to the Subordinated Debentures has occurred or is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the

Subordinated Debentures for one or more Optional Deferral Period (as defined below) of up to five consecutive years, provided, however, that no Optional Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Debentures. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Debentures, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this Section 1.04.

During any Optional Deferral Period, interest shall continue to accrue on the Subordinated Debentures, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Subordinated Debentures, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Subordinated Debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of any Optional Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Subordinated Debentures to the Persons in whose names the Subordinated Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon, and the Company’s failure to pay all such accrued and unpaid deferred interest, including compounded interest thereon, for a period of 30 days after the conclusion of such five-year period shall result in an Event of Default giving rise to a right of acceleration. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Subordinated Debentures, including compounded interest, the Company may again defer interest payments on the Subordinated Debentures as described above.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to this Section 1.04 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Subordinated Debentures.

The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Subordinated Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Subordinated Debentures at such Holder’s address by first-class mail, postage prepaid. In addition, the Company’s failure to pay interest on the Subordinated Debentures on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest within five Business Days after any such Interest Payment Date, whether or not the Company provides a notice of deferral.

After the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Subordinated Debentures, the Company shall not, and shall not permit any of its Subsidiaries to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock other than:

(a) purchases or acquisitions of shares of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents or the Company’s satisfaction of its obligations under any dividend reinvestment plan;

(b) purchases or acquisitions of shares of the Company’s capital stock in connection with the Company’s satisfaction of its obligations under any contract or security entered into before commencement of the Optional Deferral Period;

(c) as a result of a reclassification of any series or class of the Company’s capital stock, or the exchange or conversion of one class or series of the Company’s capital stock for or into another class or series of the Company’s capital stock;

(d) the purchase of fractional interests in shares of the Company’s capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(e) dividends or distributions of the Company’s capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

(f) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

(g) acquisitions of the Company’s capital stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

In addition, after the commencement of an Optional Deferral Period until the Company has paid all accrued and unpaid interest on the Subordinated Debentures, the Company shall not, and shall not permit any of its Subsidiaries to, make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities or guarantees that rank equally with the Subordinated

Debentures (“Parity Securities”) or junior to the Subordinated Debentures other than (i) any payment of current or deferred interest on Parity Securities made pro rata to the amounts due on such Parity Securities (including the Subordinated Debentures) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities or (ii) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities.

Section 1.05 Denominations. The Subordinated Debentures will be issued only in denominations of $25 and integral multiples of $25 in excess thereof.

Section 1.06 Global Securities. The Subordinated Debentures will initially be issued in the form of one or more Global Securities registered in the name of the Depositary (which initially shall be The Depository Trust Company) or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by Global Securities will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

Owners of beneficial interests in such Global Securities will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing a Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of holders of such Global Securities shall be exercised only through the Depositary.

A Global Security shall be exchangeable for Subordinated Debentures registered in the names of Persons other than the Depositary or its nominee only as provided by Section 2.8(5) of the Original Indenture. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the Depositary shall direct.

Section 1.07 Transfer. No service charge will be made for any registration of transfer or exchange of Subordinated Debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Section 1.08 Defeasance. The provisions of Sections 10.4 and 10.5 of the Original Indenture will apply to the Subordinated Debentures.

Section 1.09 Redemption at the Option of the Company. The Company may redeem the Subordinated Debentures in $25 increments:

•	in whole at any time or in part from time to time on or after September 26, 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Subordinated Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Subordinated Debentures must remain Outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to September 26, 2017, within 90 days of the occurrence of a Tax Event (as defined below), at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to September 26, 2017, within 90 days of the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to the greater of (a) 100% of the aggregate principal amount of the Subordinated Debentures being redeemed or (b) the present value of a principal payment on September 26, 2017 and scheduled payments of interest that would have accrued from the date of redemption to September 26, 2017 on the Subordinated Debentures being redeemed, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, in each case, plus any accrued and unpaid interest to but excluding the date of redemption.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the original issue date of the Subordinated Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Subordinated Debentures is not, or will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Subordinated Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Subordinated Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Subordinated Debentures.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third business day preceding the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Subordinated Debentures to September 26, 2017, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Subordinated Debentures to September 26, 2017.

“Independent Investment Banker” means one of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their successors, appointed by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any date of redemption for the Subordinated Debentures (1) the average of five Reference Treasury Dealer

Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), as specified by the Company; provided that (1) if any of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., or their respective successors or any Primary Treasury Dealer as specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such date of redemption.

On and after the date of redemption, interest will cease to accrue on the Subordinated Debentures or any portion of the Subordinated Debentures called for redemption, unless the Company defaults in the payment of the redemption amount.

Notwithstanding Section 12.2 of the Original Indenture, the notice of redemption with respect to the foregoing redemption need not set forth the redemption price but only the manner of calculation thereof.

Section 1.10 Notice to Trustee. The Company shall notify the Trustee of the redemption price with respect to the foregoing redemption promptly after the calculation thereof. The Trustee shall not be responsible for calculating said redemption price.

Section 1.11 Selection of Subordinated Debentures to be Redeemed; Notice of Redemption. If less than all of the Subordinated Debentures are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the principal amount of such Subordinated Debentures held by each beneficial owner of such Subordinated Debentures to be redeemed. The Trustee may select Subordinated Debentures and portions of Subordinated Debentures in amounts of $25 and whole multiples of $25 in excess of $25. The Trustee shall promptly notify the Company in writing of the Subordinated Debentures selected for redemption and, in the case of any Subordinated Debentures selected for partial redemption, the principal amount thereof to be redeemed.

Section 1.12 Events of Default. With respect to the Subordinated Debentures, this Section 1.12 supersedes Section 5.1 of the Original Indenture, which is hereby replaced in its entirety and shall be read as:

“Event of Default” with respect to the Subordinated Debentures, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of all or any part of the principal of, or premium, if any, on any of the Subordinated Debentures as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; provided, however, that if the Company defers the payment of interest on the Subordinated Debentures pursuant to Section 1.04 of this First Supplemental Indenture, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such Optional Deferral Period (subject to any deferral of any due date in the case of an extension period); or

(2) default in the payment of any installment of interest upon any of the Subordinated Debentures as and when the same shall become due and payable, and continuance of such default for a period of 30 days and the interest payment date has not been properly extended or deferred; provided, however, that if the Company defers the payment of interest on the Subordinated Debentures pursuant to Section 1.04 of this First Supplemental Indenture, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such Optional Deferral Period (subject to any deferral of any due date in the case of an extension period); or

(3) [Intentionally Reserved]

(4) [Intentionally Reserved]

(5) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force and unstayed for a period of 120 days; or

(6) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its or their property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

(7) [Intentionally Reserved]

(8) [Intentionally Reserved]

If an Event of Default (other than an Event of Default specified in Sections 5.1(5) or 5.1(6) herein) with respect to the Subordinated Debentures at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debentures then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by such Holders of the Subordinated Debentures), may declare the principal of all the Subordinated Debentures to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. If an Event of Default specified in Sections 5.1(5) or 5.1(6) herein, with respect to Subordinated Debentures at the time Outstanding occurs, the principal amount of all the Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.

At any time after the principal of the Subordinated Debentures shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Holders of a majority in aggregate principal amount of the Subordinated Debentures then Outstanding hereunder, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all the Subordinated Debentures and the principal of , and premium, if any, on any and all Subordinated Debentures that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rates of interest or Yields to Maturity of the Subordinated Debentures, as the case may be) to the date of such payment or deposit) and the amount payable to the Trustee under Section 6.6 of the Original Indenture, and (ii) any and all Events of Default under this First Supplemental Indenture with respect to such series, other than the nonpayment of principal on the Subordinated Debentures that shall not have become due by their terms, shall have been remedied or waived as provided in Section 5.10 of the Original Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01 Recitals by the Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Subordinated Debentures. The Trustee shall not be accountable for the use or application by the Company of the Subordinated Debentures or the proceeds thereof. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Subordinated Debentures and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 2.02 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.03 Executed in Counterparts. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 2.04 New York Law to Govern. This First Supplemental Indenture and each Subordinated Debenture shall be deemed to be a contract under the laws of the state of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may be required by mandatory provisions of law.

Section 2.05 Agreement by Holders to Treat Debentures as Indebtedness for Tax Purposes. Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

[The next page is the signature page]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

AFLAC INCORPORATED,
as Issuer

By:	/s/ Kris Cloninger III
Name:	Kris Cloninger III
Title:	President, Chief Financial Officer and
Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

5.50% Subordinated Debenture due 2052

THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE FIRST SUPPLEMENTAL INDENTURE TO THE ORIGINAL INDENTURE HEREINAFTER REFERRED TO. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO AFLAC INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. 1	CUSIP No. 001055 300
ISIN No. US0010553008

AFLAC INCORPORATED

5.50% Subordinated Debenture due 2052

Principal Amount:	$450,000,000

Regular Record Date:	with respect to each Interest Payment Date, the close of business on March 1, June 1, September 1 or December 1 immediately preceding such Interest Payment Date

Original Issue Date:	September 26, 2012

Stated Maturity:	September 15, 2052

Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing on December 15, 2012

Interest Rate:	5.50% per year

Authorized Denomination:	$25 and integral multiples of $25 in excess thereof

Aflac Incorporated, a Georgia corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED AND FIFTY MILLION DOLLARS ($450,000,000) on the Stated Maturity shown above, and to pay interest thereon, and on any overdue installment of interest thereon to the extent permitted by law, from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Original Issue Date shown above, semi-annually in arrears on each Interest Payment Date as specified above, commencing on December 15, 2012, and on the Stated Maturity at the rate per year shown above until the principal hereof or such overdue installment is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity) will, as provided in the Indenture, be paid to the Person in whose name this Debenture (as defined on the reverse hereof) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at Stated Maturity or a date of redemption will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 2.7 of the Original Indenture.

Payments of interest on this Debenture (as defined on the reverse hereof) will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Debenture shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Debenture is not a

Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day is in the next succeeding calendar year, payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of and interest due at the Stated Maturity of, or on a date of redemption for, this Debenture shall be made upon surrender of this Debenture at the Corporate Trust Office of the Trustee. The principal of and interest on this Debenture shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The Subordinated Debentures (as defined on the reverse hereof) will be unsecured obligations of the Company and will be subordinated to all Senior Indebtedness of the Company.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS DEBENTURE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AFLAC INCORPORATED, as Issuer

By:
Name:
Title:

Attest:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 5.50% Subordinated Debentures due 2052 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee

Dated: September 26, 2012	By:
Authorized Signatory

(Reverse Side of Debenture)

This debenture (the “Debenture”) represents one of a duly authorized issue of Subordinated Debentures of the Company issued and issuable in one or more series under a Subordinated Indenture dated as of September 26, 2012 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of September 26, 2012 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Subordinated Debentures (as defined below) issued thereunder and of the terms upon which said Subordinated Debentures are, and are to be, authenticated and delivered. The Securities represented by this Debenture are one of the series designated on the face hereof as 5.50% Subordinated Debentures due 2052 (the “Subordinated Debentures”), initially limited in aggregate principal amount to $450,000,000 (or to $517,500,000 if the underwriters exercise their option to purchase additional Subordinated Debentures pursuant to the Underwriting Agreement (as defined in Section 1.02 of the First Supplemental Indenture)); provided, however, that the aggregate principal amount of the Subordinated Debentures may be increased in the future, without the consent of the holders of the Subordinated Debentures, as provided in the First Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

So long as no Event of Default (as defined in Section 1.12 of the First Supplemental Indenture) with respect to the Subordinated Debentures has occurred or is continuing, the Company shall have the right, pursuant to Section 1.04 of the First Supplemental Indenture, at any time and from time to time, to defer the payment of interest on the Subordinated Debentures for one or more consecutive interest periods that do not exceed five years for any single Optional Deferral Period, subject to the conditions provided in the Indenture.

This Debenture is exchangeable in whole or from time to time in part for Subordinated Debentures of this series in definitive registered form only as provided in the Indenture.

If an Event of Default with respect to the Subordinated Debentures shall occur and be continuing, the principal of the Subordinated Debentures may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. For the avoidance of doubt, Event of Default is defined in Section 1.12 of the First Supplemental Indenture, which amends and restates in its entirety Section 5.1 of the Original Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Subordinated Debentures under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Subordinated Debentures at the time Outstanding. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Subordinated Debentures at the time Outstanding, on behalf of the holders of all Subordinated Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders of this Debenture and of any Subordinated Debentures issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of the Company pursuant to this Debenture and (ii) restrictive covenants upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Debenture.

The Subordinated Debentures will be redeemable, at the sole option of the Company, in $25 increments:

•

in whole at any time or in part from time to time on or after September 26, 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Subordinated Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Subordinated Debentures must remain Outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to September 26, 2017, within 90 days of the occurrence of a Tax Event (as defined below), at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to September 26, 2017, within 90 days of the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to the greater of (a) 100% of the aggregate principal amount of the Subordinated Debentures being redeemed or (b) the present value of a principal payment on September 26, 2017 and scheduled payments of interest that would have accrued from the date of redemption to September 26, 2017 on the Subordinated Debentures being redeemed, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, in each case, plus any accrued and unpaid interest to but excluding the date of redemption.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the original issue date of the Subordinated Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Subordinated Debentures is not, or will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Subordinated Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Subordinated Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Subordinated Debentures.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third business day preceding the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Subordinated Debentures to September 26, 2017, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Subordinated Debentures to September 26, 2017.

“Independent Investment Banker” means one of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their successors, appointed by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any date of redemption for the Subordinated Debentures (1) the average of five Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), as specified by the Company; provided that (1) if any of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., or their respective successors or any Primary Treasury Dealer as specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such date of redemption.

On and after the date of redemption, interest will cease to accrue on the Subordinated Debentures or any portion of the Subordinated Debentures called for redemption, unless the Company defaults in the payment of the redemption amount.

Notwithstanding Section 12.2 of the Original Indenture, the notice of redemption with respect to the foregoing redemption need not set forth the redemption price but only the manner of calculation thereof.

The Company shall notify the Trustee of the redemption price with respect to the foregoing redemption promptly after the calculation thereof. The Trustee shall not be responsible for calculating said redemption price. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Subordinated Debentures or portions thereof called for redemption.

If less than all of the Subordinated Debentures are to be redeemed, the Trustee shall determine, in such manner as it deems appropriate and fair, the principal amount of such Subordinated Debentures held by each beneficial owner of such Subordinated Debentures to be redeemed. The Trustee may select Subordinated Debentures and portions of Subordinated Debentures in amounts of $25 and whole multiples of $25 in excess thereof.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, other than as described in Section 1.04 of the First Supplemental Indenture, on this Debenture at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debenture is registrable in the Security register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company or the Security registrar and duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Debentures, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Company will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee, any Person authorized by the Company to pay the principal of or any premium or interest on any Subordinated Debenture on behalf of the Company (“Paying Agent”) and the Security registrar may deem and treat the Person in whose name this Debenture is registered as the absolute owner hereof for all purposes, whether or not this Debenture be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security registrar, and neither the Company nor the Trustee nor any Paying Agent nor the Security registrar shall be affected by notice to the contrary.

The Subordinated Debentures are issuable only in registered form without coupons in denominations of $25 and integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Subordinated Debentures are exchangeable for a like aggregate principal amount of Subordinated Debentures of a different authorized denomination, as requested by the holder surrendering the same upon surrender of the Subordinated Debenture or Subordinated Debentures to be exchanged at the office or agency of the Company.

No recourse shall be had for payment of the principal of or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, as such or against any past, present or future shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule, law statute or constitutional provision, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released, by the acceptance hereof and as part of the consideration for the issuance hereof.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Debenture shall be governed by, and construed in accordance with, the internal laws of the state of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT – Custodian under Uniform Gift to Minors Act

(State)

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with rights of survivorship and not as tenants in common	CUST – Custodian

Additional abbreviations may also be used

though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

(please insert Social Security or other identifying number of assignee)

the within Debenture and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Debenture on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the 5.50% Subordinated Debentures due 2052 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

B-1